As filed with the Securities and Exchange Commission on August 1, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHECK-CAP LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Check-Cap Building
29 Abba Hushi Avenue
P.O. Box 1271
Isfiya, 30090,  Israel
 +972-4-8303400
(Address of principal executive offices, including zip code)

Check-Cap Ltd. 2015 Equity Incentive Plan and Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
 302-738-6680

(Name, address and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4000 - Telephone (212) 407-4990 - Facsimile	Eran Yaniv, Adv. Sharon Rosen, Adv. Fischer Behar Chen Well Orion & Co. 3 Daniel Frisch Street Tel Aviv, 6473104, Israel +972 3 6944111 - Telephone +972 3 6091116 - Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary shares, par value NIS 2.40 per ordinary share	752,030 shares	$3.305	$2,485,459.15	$309.44

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued pursuant to the anti-dilution adjustment provisions of the Check-Cap Ltd. 2015 Equity Incentive Plan and the Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan, as amended (collectively, the “2015 Plan”).

(2)
These ordinary shares to be registered are reserved for future grants under the 2015 Plan. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price, per share and in the aggregate, and the related portion of the aggregate registration fee in respect of the ordinary shares available for such future awards were determined upon the basis of the average of the high price of $3.45 and the low price of $3.16 of the ordinary shares, reported on the NASDAQ Capital Market on July 27, 2018, in accordance with Rule 457(c) under the Securities Act.

PART 1
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the 2015 Plan covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Check-Cap Ltd. (the “Registrant”) are incorporated herein by reference.

(1) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2017 filed on April 4, 2018;

(2) The Registrant’s Current on Form 6-K filed on April 5, 2018;

(3) The Registrant’s Current Report on Form 6-K filed on April 19, 2018;

(4) The Registrant’s Current Report on Form 6-K filed on May 4, 2018;

(5) The Registrant’s Current Report on Form 6-K filed on May 8, 2018;

(6) The Registrant’s Current Report on Form 6-K filed on May 17, 2018;

(7) The Registrant’s Current Report on Form 6-K filed on May 21, 2018;

(8) The Registrant’s Current Report on Form 6-K filed on May 22, 2018;

(9) The Registrant’s Current Report on Form 6-K filed on May 29, 2018;

(10) The Registrant’s Current Report on Form 6-K filed on June 4, 2018;

(11) The Registrant’s Current Report on Form 6-K filed on June 5, 2018;

(12) The Registrant’s Current Report on Form 6-K filed on June 21, 2018;

(13) The Registrant’s Current Report on Form 6-K filed on June 29, 2018;

(14) The Registrant’s Current Report on Form 6-K filed on July 6, 2018;

(15) The Registrant’s Current Report on Form 6-K filed on July 31, 2018;

(16) The Registrant’s Current Report on Form 6-K filed on August 1, 2018;

(17) The Registrant’s Current Report on Form 6-K/A filed on August 1, 2018; and

(18) The description of the Registrant’s ordinary shares contained in our Registration Statement on Form F-1, as amended, under the Securities Act, as originally filed with the SEC on December 23, 2014 (Registration No. 333- 201250) under the heading “Description of Securities” and as incorporated into our Registration Statement on Form 8-A12B, filed with the SEC February 11, 2015 as modified by any amendment or report filed for the purpose of updating such description (Exchange Act File No. 001-36848);

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Current Reports on Form 6-K furnished to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law and the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”), a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of any such event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

Under the Israeli Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or certain compensation payments to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Securities Law.

Under the Israeli Companies Law, a company may not indemnify, exculpate or enter into an insurance contract for office holder liability, for any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to the chief executive officer and a director or (under certain circumstances), also by the shareholders. However, under a recent amendment to regulations promulgated under the Israeli Companies Law, the insurance of office holders shall not require shareholder approval and may be approved only by the compensation committee, provided that (i) the engagement terms are determined in the company’s compensation policy and such compensation policy was approved by the shareholders by a majority vote of the shares present and voting at a shareholders meeting on the matter and either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation arrangement present and voting on the matter, excluding abstentions; or (b) the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the matter and who vote against the matter does not exceed 2% of the company’s aggregate voting rights; and (ii) the insurance policy is on market terms and is not likely to materially impact the company’s profitability, assets or obligations.

Our amended articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted under the Israeli Companies Law and the Israeli Securities Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

We have entered into indemnification and exculpation agreements with each of our current officers and directors exculpating them from a breach of their duty of care to us to the fullest extent permitted by the Israeli Companies Law and undertaking to indemnify them to the fullest extent permitted by the Israeli Companies Law and the Israeli Securities Law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our board of directors based on our activities, as set forth in the indemnification agreements. Under such indemnification agreements, the maximum aggregate amount of indemnification that we may pay to any and all of our currently serving or future officers and directors together may not exceed the higher of $5 million and 25% of our shareholders equity according to our most recent financial statements at the time of payment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

See the attached Exhibit Index.

ITEM 9.	REQUIRED UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter), Form SF-3 (§239.45 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form SF-1 (§239.44 of this chapter) or Form SF-3 (§239.45 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii) If the registrant is relying on §230.430D of this chapter:

(A) Each prospectus filed by the registrant pursuant to §230.424(b)(3) and (h) of this chapter shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to §230.424(b)(2), (b)(5), or (b)(7) of this chapter as part of a registration statement in reliance on §230.430D of this chapter relating to an offering made pursuant to §230.415(a)(1)(vii) or (a)(1)(xii) of this chapter for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 (15 U.S.C. 77j(a)) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in §230.430D of this chapter, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) If the registrant is relying on §230.430D of this chapter, with respect to any offering of securities registered on Form SF-3 (§239.45 of this chapter), to file the information previously omitted from the prospectus filed as part of an effective registration statement in accordance with §§230.424(h) and 230.430D of this chapter.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Carmel, Israel, on August 1, 2018.

CHECK-CAP LTD.

By:	/s/ Alex Ovadia
	Name:	Alex Ovadia
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Check-Cap Ltd. hereby severally constitutes and appoints Mr. Alex Ovadia and Mr. Lior Torem, and each of them singly, the true and lawful attorney with full power to them, and each of them singly, to sign for the undersigned and in his or her name in the capacities indicated below, any and all amendments, including the post-effective amendments, to this Registration Statement, and generally to do all such things in the undersigned’s name and behalf in such capacities to enable Check-Cap Ltd. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all rules and regulation thereunder, and all requirements of the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms all that said attorneys or any of them shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on August 1, 2018.

Signature	Title

/s/ Alex Ovadia	Chief Executive Officer (Principal Executive Officer)
Alex Ovadia

/s/ Lior Torem	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Lior Torem

/s/ Steven Hanley	Chairman of the Board of Directors
Steven Hanley

/s/ Clara Ezed	Director
Clara Ezed

/s/ Mary Jo Gorman	Director
Mary Jo Gorman

/s/ XianQian Lin	Director
XianQian (XQ) Lin

/s/ Yuval Yanai	Director
Yuval Yanai

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Check-Cap Ltd., has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on August 1, 2018

By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Managing Director Puglisi & Associates

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Association of the Registrant (1)
4.2	Registrant’s Specimen Certificate for Ordinary Shares (2)
5.1	Opinion of Fischer Behar Chen Well Orion & Co counsel to the Registrant, regarding the legality of the securities being registered
23.1	Consent of Brightman Almagor Zohar & Co
23.2	Consent of Fischer Behar Chen Well Orion & Co (included in Exhibit 5.1)
24.1	Power of Attorney
99.1	Check-Cap Ltd. 2015 Equity Incentive Plan and Check-Cap Ltd. 2015 United States Sub-Plan to the 2015 Equity Incentive Plan (3)

(1) Incorporated by reference to Exhibit 1.1 to the Form 20-F filed by the Registrant with the Securities and Exchange Commission on April 4, 2018.

(2) Incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form F-1, as amended, of the Registrant filed with the Securities and Exchange Commission on February 12, 2015) (Securities Act File No. 333-201250)

(3) Incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 6-K filed on July 6, 2015